EXHIBIT 11

                             PHOENIX NETWORK, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                         Three             Three
                                                                         Months           Months
                                                                         Ended             Ended
                                                                        3/31/95           3/31/96
                                                                       ----------        -----------
Primary

Net income (loss)                                                      $  128,003         $(1,297,454)
Preferred stock dividend                                                  (63,190)           (312,803)
                                                                       ----------         -----------
Adjusted net income (loss)                                             $   64,813         $(1,610,257)
                                                                       ==========         ===========

Weighted average number of common shares outstanding                   11,409,001          17,342,928

Dilution from assumed exercise of options and warrants using the
  treasury stock method                                                 1,136,701                  --
                                                                       ----------         -----------
Total weighted average shares                                          12,545,702          17,342,928
                                                                       ==========         ===========

Net income (loss) per common share                                     $     0.01         $     (0.09)

Fully Diluted

Net income (loss)                                                      $  128,003         $(1,297,454)
                                                                       ==========         ===========

Weighted average number of shares outstanding:
  Primary                                                              12,545,702          17,342,928
  Convertible preferred stock conversion                                1,593,701           6,232,988
  Dilution from assumed exercise of options and warrants using the
     treasury stock method                                                     --           1,631,235
                                                                       ----------         -----------
Total                                                                  14,139,403          25,207,151
                                                                       ==========         ===========
Net income (loss) per common and common equivalent share                   $ 0.01             $ (0.05)
                                                                           ======             =======

                                       13